Exhibit 10.11

(Translated from German)

MANAGING DIRECTOR AGREEMENT

Between

Bruker Advanced Supercon GmbH

Ehrichstr. 10

63450 Hanau

(hereinafter referred to as “Company”)

and

Mr. Dr. Udo Klein

Mainstr. 25, 53757

St. Augustin

(hereinafter referred to as “Managing Director”)

the following contract is concluded:

1                                         Appointment as Managing Director as well as management authorisation and power of representation

1.1                                 Mr. Klein was appointed Managing Director effective as of 6 February 2009 according to a resolution of the shareholders’ meeting.

1.2                                 The Company shall be entitled to appoint further managing directors as well as to appoint one or more of the managing directors as chairman and/or spokesman of the management.

1.3                                 In external relationships the Managing Director shall represent the Company together with an additional managing director or with an authorised representative (Prokurist).  He is aware that a further managing director as well as an authorised representative shall act jointly on behalf of the Company. He is further aware that a further managing director being already appointed is entitled to act with sole right of representation.

2                                         Changes of the scope of responsibility and power of representation

2.1                                 The Company reserves the right to limit or to enlarge the scope of responsibility of the Managing Director especially in case of incorporation and outsourcing of business units or in case of forming business fields.

2.2                                 The general meeting of shareholders reserves the right to modify the scope of entitlement to representation at any time and without stating reasons.

3                                         Tasks, scope of work, catalogue of legal act requiring consent

3.1                                 The Managing Director shall be the responsible head of the entire business of the Company. This position shall be executed in collegial cooperation with further managing directors.

3.2                                 The targets and main aspects of the Managing Director’s position are especially:

a)                                      To strengthen and to increase the competiveness and profitability of the Company especially by:

aa)                                steady verification and adaptation of all relevant cost factors

bb)                              increase in sales volume

b)                                     Significant participation in the organisation and restructuring of the present business fields “Magnets” and “Beamlines” of Accel Instruments GmbH as economic and legal independent Company.

c)                                      Participation in supervising sales in consideration of the profitability as well as the technical realisation of the submitted offers and orders.

d)                                     Marketing and representation of the Company.

e)                                      Essential participation within the management in case of stipulating the product strategy.

f)                                        Essential participation in case of stipulating tasks and targets for development and production departments.

g)                                     Personnel management and responsibility

h)                                     Defending the Company against unjustified or unfair claims.

3.3                                 Furthermore, the Managing Director is responsible for the protection of business secrets as well as of intellectual property of the Company especially for the patent development and maintenance. The Managing Director shall inform all leading and/or qualified employees about the special meaning of this task preserving the Company’s competiveness.

3.4                                 The Managing Director shall execute his position with the proper professional care.

3.5                                 The general meeting of shareholders has listed the business transactions which are beyond usual business and therefore require prior consent of the general meeting of shareholders in the bylaws (Geschäftsordnung). The general meeting of shareholders is entitled to amend the list of the business transactions being beyond usual business at any time. The Managing Director or the managing directors shall be obliged to consider such amendments.

4                                         Duties of the Managing Directors, entire work capacity and secondary occupations

4.1                                 The Managing Director shall be obliged to fulfil his tasks conscientiously and properly pursuant to the legal provisions, the respectively valid company agreement, the respectively valid bylaws, this Managing Director Agreement and the general and special instructions of the general meeting of shareholders or its authorised representatives.

4.2                                 The Managing Director shall dedicate his entire work capacity to the Company. Any other secondary employment, participation, acquisition of clients as well as consultancy contracts and lectureships outside the Bruker Group require prior consent of the general meeting of shareholders or of its authorised representatives.

5                                         Remuneration, Bonus and Death Benefit

5.1                                 The Managing Director shall receive an annual gross salary of € 120,000.00 (EUR one hundred and twenty thousand), payable in 12 (twelve) monthly rates.

5.2                                 Furthermore, the Managing Director can also receive a bonus payment pursuant to the separately concluded bonus agreement.

5.3                                 In the event of the Managing Director’s death during the contract period, his wife and his dependent children shall receive the fixed salary as joint creditor pursuant to sec. 1 for the month in which the death occurred and for the previous six months thereafter as well as the annual bonus pursuant to sec. 2 pro rata for the fulfilled period of service within the business year until the day of death.

6                                         Continued remuneration in case of incapable inability to work

If the Managing Director is no longer able to perform his duties due to illness or other reasons for which he is not responsible, he shall receive his continued basic salary for 6 weeks pursuant to sec. 5.1.

7                                         Vacation, transfer and compensation of vacation claims

7.1                                 The Managing Director is entitled to annual vacation of 30 working days.

7.2                                 The interests of the Company shall be considered when vacation is allocated. If the Managing Director is unable to take his entire annual vacation due to operational circumstances the respective claim of vacation can be transferred. Remaining vacation can be compensated on request of the Managing Director as well as on request of the Company as well, whereas this amount is based on salary being agreed in sec. 5.1.

8                                         Company car, obligation to return in case of release from work and replacement

8.1                                 The Company will provide the Managing Director with an upper-middle-class car (e.g. Audi A6, 5-er BMW) as company car. This company car can also be used for private purposes, especially for holidays. The Managing Director shall be entitled to bear the tax charge for the pecuniary advantage arising hereof pursuant the respectively applicable legal provisions.

8.2                                 The Managing Director shall return the company car to the Company in case of release from his duties without any claim on financial compensation of pecuniary advantage arising from the private use insofar. In case of termination of the contract the Managing Director is obliged to return the company car similarly.

8.3                                 The Managing Director shall have no right to withhold the company car towards the Company.

9                                         Travel expenses

Travel expenses are reimbursed by the Company to the Managing Director according to the respective lump being most recently stipulated as tax-deductable expense by the Federal Minister of Finance. As far as the actual expenses exceed the respective rate they have to be refunded at the proven amount.

10                                  Non-competion

For the duration of this contract the Managing Director is not entitled to any independent, dependent or any other employment with a company which directly or indirectly competes with the Bruker Corporation, Billerica, USA in the sense of sec. 15 ff. AktG (Stock Corporation Act) or any other companies connected with it. Similarly, the Managing Director is not entitled to set up, acquire or to participate directly or indirectly in such Company.

11                                  Confidentiality, disclosure and contractual penalty

11.1                           The Managing Director undertakes to keep confidential all corporate affairs which are not generally known and which were entrusted to him or of which he becomes aware due to his position or by chance towards third parties or uninvolved employees. That does especially apply for all business or technical documents of the Company, of the Bruker Corporation as well as of cooperating companies with which the Company is economically or organisationally connected until termination of contract.

11.2                           The kinds of remuneration as well as the amount have to be treated as strictly confidential towards third persons.

11.3                           The unauthorised disclosure of company documents, infringement of confidentiality as well as disclosure of information is expressively forbidden and entitles the Company to a claim for compensation.

12                                  Work equipment

Upon request of the Company or termination of this contract or in case of previous release the Managing Director has to return to the Company immediately and without request all documents, copies thereof without any consideration for the addressee as well as records, notes, books, keys, patterns, models, other materials etc. The Managing Director has to ensure that the release can also be effected by a third person in case of his possible absence. The Managing Director is not entitled to exercise any retention right for any item.

13                                  Inventions, technical improvement and work results capable of protection by proprietary rights

13.1                           Any inventions capable of protection by proprietary rights related in the broadest sense to the nature and purpose of business of any company of the Bruker Group as may be made during the contractual relationship are hereby transferred in advance to the Company for unrestricted disposal in use. Any rights in qualified technical improvement suggestions and other creative/inventive work results shall belong to the Company without restriction. Any remuneration claims for the granting and use of the aforementioned rights shall be deemed entirely and definitely settled with the payment of the regular remuneration. The transfer and/or granting of rights and the non-existence of any additional claims for payment shall remain unaffected by any termination of this contract or the appointment as managing director.

13.2                           Any and all inventions and technical improvement suggestions shall be notified to the Company in writing immediately upon completion, using the forms provided for this purpose, which shall be exhaustively and accurately completed.

14                                  Duration of agreement and termination

14.1                           This present agreement is concluded for an indefinite period of time - subject the regulation in sec. 14 para 4. The agreement can be terminated by either party giving 12 months notice with effect to 30 June or 31 December of a calendar year.

14.2                           The revocation of the Managing Director due to resolution of the general meeting of shareholders is possible at any time regardless to the claims of his remuneration pursuant to sec. 5 para 1. The company is entitled to release the Managing Director from his duties against payment of remuneration for the period between the date of declaration and the date of effectiveness of termination. Furthermore, the shareholders are entitled to suspend the Managing Director against payment of remuneration pursuant to sec. 5, para 1 for a limited period of time either for processing special research or development tasks or as break in case of internal conflicts.

14.3                           Termination by cause remains unaffected; a good cause for termination by the Company shall be especially

a)                                      the execution of transactions pursuant to sec. 3 para 4 or sec. 3 para 5 without the prior approval of the Company;

b)                                     infringement of the non-competition agreement pursuant to sec. 10 and the infringement of confidentiality in sec. 11,

c)                                      severe contraventions against the instructions of the shareholders’ meeting;

d)                                     Opening of insolvency proceedings as to the estate of the Company or dissolution of the Company.

14.4                           This agreement shall end without any notice of termination being required on expiry of the month in which the Managing Director attains the statutory pension age (currently 65 to 67 years). The contracting parties reserve the opportunity to mutually reach a different agreement in due course.

15                                  Final provisions

15.1                           Amendments or supplements to this agreement shall be in writing. This shall also apply for any cancellation of this provision. Oral agreements concerning the written form are null and void.

15.2                           The invalidity of an individual provision does not affect the remaining provisions. The content of this agreement depends on the legal provisions insofar. If the parties individually agree on provisions the parties are obliged to agree on a provision which comes closest to the economic purpose pursued by the invalid provision.

Hanau, 14 April 2009	14 April 2009

Ort, Datum	Ort, Datum

/s/ Burkhard Prause	/s/ Hans Udo Klein
Bruker Advanced Supercon GmbH, acting by its sole shareholder, Bruker Advanced Supercon, Inc.	Dr. Hans Udo Klein

Dr. Burkhard Prause

Chief Executive Officer of Bruker Advanced Supercon, Inc.